EXHIBIT 15

December 1, 2004

To the Board of Directors and Shareholders of
Sears, Roebuck and Co.

We have made a review, in accordance with standards established by the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Sears, Roebuck and Co. for the 13-weeks ended April 3, 2004 and March 29, 2003, as indicated in our report dated May 10, 2004, December 1, 2004 as to Note 10 (which report includes an explanatory paragraph relating to the restatement discussed in Note 10); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A for the quarter ended April 3, 2004, is incorporated by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-55825, 33-58851, 33-64345, 333-08141, and 333-113532 of Sears, Roebuck and Co.; Registration Statement No. 333-92082 of Sears, Roebuck and Co. and Sears, Roebuck Acceptance Corp.; Registration Statement Nos. 33-64775, 333-18591, and 333-43309 of Sears, Roebuck and Co. and Sears, Roebuck and Co. Deferred Compensation Plan; Registration Statement No. 333-102114 of Sears, Roebuck and Co. and the Sears 401(K) Savings Plan (formerly, The Savings and Profit Sharing Fund of Sears Employees and the Sears 401(K) Profit Sharing Plan) and Lands’ End, Inc. Retirement Plan; Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp.; Registration Statement No. 333-38131 of Sears, Roebuck and Co. and the Sears Associate Stock Ownership Plan; Registration Statement No. 333-52056 of Sears, Roebuck and Co. and the 2000 Employee Stock Plan; Registration Statement No. 333-72514 of Sears, Roebuck and Co. and the 2001 Broad-Based Stock Option Plan; and Registration Statement No. 333-87942 of Sears, Roebuck and Co. and the 2002 Non-Employee Director Stock Plan.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Chicago, Illinois